Exhibit 7

CONSOLIDATED BALANCE SHEET	Citigroup Inc. and Subsidiaries

In millions of dollars	March 31, 2023 (Unaudited)	December 31, 2022
Assets
Cash and due from banks (including segregated cash and other deposits)	$26,224	$30,577
Deposits with banks, net of allowance	302,735	311,448
Securities borrowed and purchased under agreements to resell (including $255,963 and $239,527 as of March 31, 2023 and December 31, 2022, respectively, at fair value), net of allowance	384,198	365,401
Brokerage receivables, net of allowance	55,491	54,192
Trading account assets (including $173,677 and $133,535 pledged to creditors as of March 31, 2023 and December 31, 2022, respectively)	383,906	334,114
Investments:
Available-for-sale debt securities (including $10,376 and $10,933 pledged to creditors as of March 31, 2023 and December 31, 2022, respectively)	240,487	249,679
Held-to-maturity debt securities, net of allowance (fair value of which is $242,851 and $243,648 as of March 31, 2023 and December 31, 2022, respectively) (includes $61 and $— pledged to creditors as of March 31, 2023 and December 31, 2022, respectively)	264,342	268,863
Equity securities (including $887 and $895 as of March 31, 2023 and December 31, 2022, respectively, at fair value)	7,749	48,040
Total investments	$512,578	$526,582
Loans:
Consumer (including $238 and $237 as of March 31, 2023 and December 31, 2022, respectively, at fair value)	363,696	368,067
Corporate (including $4,896 and $5,123 as of March 31, 2023 and December 31, 2022, respectively, at fair value)	288,299	289,154
Loans, net of unearned income	$651,995	$657,221
Allowance for credit losses on loans (ACLL)	(17,169)	(16,974)
Total loans, net	$634,826	$640,247
Goodwill	19,882	19,691
Intangible assets (including MSRs at fair value of $658 and $665 as of March 31, 2023 and December 31, 2022, respectively)	4,632	4,428
Premises and equipment, net of depreciation and amortization	27,119	26,253
Other assets (including $11,847 and $10,658 as of March 31, 2023 and December 31, 2022, respectively, at fair value), net of allowance	103,522	103,743
Total assets	$2,455,113	$2,416,676

Statement continues on the next page.

CONSOLIDATED BALANCE SHEET	Citigroup Inc. and Subsidiaries
(Continued)

In millions of dollars, except shares and per share amounts	March 31, 2023 (Unaudited)	December 31, 2022
Liabilities
Deposits (including $2,943 and $1,875 as of March 31, 2023 and December 31, 2022, respectively, at fair value)	$1,330,459	$1,365,954
Securities loaned and sold under agreements to repurchase (including $66,232 and $70,886 as of March 31, 2023 and December 31, 2022, respectively, at fair value)	257,681	202,444
Brokerage payables (including $4,883 and $4,439 as of March 31, 2023 and December 31, 2022, respectively, at fair value)	76,708	69,218
Trading account liabilities	185,010	170,647
Short-term borrowings (including $6,873 and $6,222 as of March 31, 2023 and December 31, 2022, respectively, at fair value)	40,187	47,096
Long-term debt (including $115,168 and $105,995 as of March 31, 2023 and December 31, 2022, respectively, at fair value)	279,684	271,606
Other liabilities, plus allowances	76,365	87,873
Total liabilities	$2,246,094	$2,214,838
Stockholders’ equity
Preferred stock ($1.00 par value; authorized shares: 30 million), issued shares: as of March 31, 2023— 809,800 and as of December 31, 2022—759,800, at aggregate liquidation value	$20,245	$18,995
Common stock ($0.01 par value; authorized shares: 6 billion), issued shares: as of March 31, 2023— 3,099,691,431 and as of December 31, 2022—3,099,669,424	31	31
Additional paid-in capital	108,369	108,458
Retained earnings	198,353	194,734
Treasury stock, at cost: March 31, 2023—1,152,939,594 shares and December 31, 2022—1,162,682,999 shares	(73,262)	(73,967)
Accumulated other comprehensive income (loss) (AOCI)	(45,441)	(47,062)
Total Citigroup stockholders’ equity	$208,295	$201,189
Noncontrolling interests	724	649
Total equity	$209,019	$201,838
Total liabilities and equity	$2,455,113	$2,416,676

The Notes to the Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.